Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2010 FINANCIAL RESULTS
- Full Year 2010 Highlights -
Revenue Increased 30% Over 2009 to $761.8 Million
Operating Income Grew to $51.9 Million and Adjusted EBITDA Grew 36% to
$95.1 Million
- Fourth Quarter 2010 Highlights -
Revenue Increased 2% to $176.4 Million
Operating Income Grew to $4.6 Million and Adjusted EBITDA Increased 9% to
$21.3 Million
Arlington, VA — March 23, 2011 — Vangent, Inc., a leading global provider of information management and strategic business process services, today announced results for the fourth quarter and year ended December 31, 2010.
Full Year 2010 Results and Highlights
Total revenue from continuing operations for the year ended December 31, 2010 was $761.8 million, an increase of $177.9 million or 30% over the prior year.
Revenue growth for the full year 2010 was primarily attributable to Vangent’s work on the U.S. Census contract, the acquisition of Buccaneer Computer Systems and Services, Inc. and contracts with the U.S. Department of Education, which are reflected in the Government Group results, plus the ramp-up of a contract in the International Group.
Operating income for the year ended December 31, 2010 increased 117% to $51.9 million compared to $23.9 million in the prior year. The strong growth in operating income was primarily due to increased revenue from Vangent’s contracts with the U.S. Census and the U.S. Department of Education as well as the acquisition of Buccaneer.
Vangent reported net income of $40.0 million for the year ended December 31, 2010 compared to a net loss of $34.0 million in the prior year. The change is primarily due to the strong year-over-year operating income results and the reversal in the fourth quarter of 2010 of a tax valuation allowance related to deferred tax assets.
Adjusted EBITDA increased 36% to $95.1 million for the full year ended December 31, 2010 compared to $70.1 million for 2009. The increase in Adjusted EBITDA was primarily attributable to the increase in operating income.

Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, totaled $1.9 billion at December 31, 2010. Vangent’s funded backlog, the portion for which funding has been authorized, totaled $416.3 million.
Total debt as of December 31, 2010 was $406.8 million. During the fourth quarter of 2010, Vangent repaid the $16 million in borrowings drawn on the credit facility for the acquisition of Buccaneer. Cash and cash equivalents were $27.2 million at December 31, 2010. Net cash provided by operating activities for continuing operations was $72.8 million for the year ended December 31, 2010, an increase of $23.4 million compared to the prior year due to cash flows from the 2010 U.S. Census contract. Vangent’s total liquidity, which includes $49.8 million available under its credit facility, was $77.0 million.
Fourth Quarter 2010 Results and Highlights
Total revenue from continuing operations for the three months ended December 31, 2010 was $176.4 million, an increase of $3.9 million or 2% compared to $172.5 million in the fourth quarter of 2009. The increase in total revenue was primarily attributable to Vangent’s acquisition of Buccaneer in the third quarter of 2010 which offset lower revenue on the U.S. Census contract.
Operating income for the three months ended December 31, 2010 was $4.6 million compared to a net loss of $0.3 million for the same period in 2009. Impairment charges for goodwill and intangible assets were lower for 2010 compared to 2009.
Net income for the three months ended December 31, 2010 was $38.5 million compared to a net loss of $23.6 million in the same period in 2009. The increase in net income for the fourth quarter of 2010 primarily resulted from a tax benefit from continuing operations of $37.1 million which reflects the reversal of a previously established valuation allowance for deferred tax assets as well as the improved operating results.
Adjusted EBITDA increased $1.8 million to $21.3 million for the fourth quarter of 2010, compared to $19.4 million for the fourth quarter of 2009. The increase in Adjusted EBITDA was primarily attributable to the Buccaneer acquisition.
“This was a pivotal year for Vangent. The acquisition of Buccaneer has gone extremely well. Our successful execution of the U.S. Census contract, combined with stellar operations and superior delivery across the organization, contributed to the best year on record for customer satisfaction and results,” stated Mac Curtis, President and CEO of Vangent. “We ended 2010 with strong top and bottom line performance and a solid working capital and cash management position, paving the way for another successful year when our government customers need Vangent more than ever. With our long track record of helping the government reduce costs and improve efficiencies, we are excited about opportunities that are top of mind with the U.S. Congress such as fraud detection and prevention, data center consolidation and other cost-saving initiatives that drive pay-for-performance in health care.”
Discontinued Operations
As previously reported, in the fourth quarter of 2009, Vangent completed an evaluation of its international business and committed to a plan to sell its business operations in Latin America. The consolidated financial statements have been revised for all periods presented to report Vangent’s Latin American business as discontinued operations.
In 2010, Vangent completed the sales of its operations in Mexico and Argentina. Vangent completed the sale of its operations in Venezuela in February 2011.

Fourth Quarter and Full Year 2010 Financial Results Conference Call
The conference call will take place on March 23, 2011 at 4:30 pm ET. Interested parties may call (888) 329-8889 and request the “Vangent Fourth Quarter and Full Year 2010 Financial Results Conference Call,” conference ID # 1638322.
Audio Replay
A replay of the earnings call can be heard after 7:30 p.m. on March 23, 2011 until April 6, 2011. To hear the replay, dial (888) 203-1112 and enter the same conference ID # 1638322.
Vangent’s fourth quarter and full year 2010 financial statements including its annual report on Form 10K will be made available on the company’s website at www.vangent.com in connection with Vangent Fourth Quarter and Full Year 2010 Financial Results Conference Call.
About Vangent, Inc.
With more than 7,000 employees worldwide, Vangent, Inc. is a global provider of consulting, systems integration, human capital management and strategic business process services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, State, Labor and Veterans Affairs; U.S. Census Bureau and the U.S. Office of Personnel Management, as well as Fortune 500 companies.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vangent, Inc.
Condensed Consolidated Statements of Operations
(in thousands)

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$176,392	$172,544	$761,841	$583,986
Cost of revenue	152,014	146,085	639,377	490,500

Gross profit	24,378	26,459	122,464	93,486
General and administrative expenses	10,462	10,874	45,354	40,387
Selling and marketing expenses	4,021	4,684	19,905	18,003
Impairment of goodwill and indefinite-life intangible asset	5,320	11,227	5,320	11,227

Operating income (loss)	4,575	(326)	51,885	23,869
Interest expense, net	7,839	8,903	31,140	34,289

Income (loss) from continuing operations before income taxes	(3,264)	(9,229)	20,745	(10,420)
Provision (benefit) for income taxes	(37,084)	1,727	(31,486)	6,794

Income (loss) from continuing operations	33,820	(10,956)	52,231	(17,214)
Income (loss) from discontinued operations, net of tax	4,728	(12,636)	(12,228)	(16,794)

Net income (loss)	38,548	(23,592)	40,003	(34,008)
Net loss attributed to noncontrolling interest	(35)	—	(26)	—

Net income (loss) attributable to Vangent	$38,583	$(23,592)	$40,029	$(34,008)

Statements of Operations Data as a Percent of Revenue

Revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	86.2	84.7	83.9	84.0

Gross profit margin	13.8	15.3	16.1	16.0
General and administrative expenses	5.9	6.3	6.0	6.9
Selling and marketing expenses	2.3	2.7	2.6	3.1
Impairment of goodwill and indefinite-life intangible asset	3.0	6.5	0.7	1.9

Operating income margin	2.6	(0.2)	6.8	4.1
Interest expense and other, net	4.5	5.1	4.1	5.9

Income (loss) before income taxes	(1.9)	(5.3)	2.7	(1.8)
Provision (benefit) for income taxes	(21.1)	1.0	(4.2)	1.1

Income (loss) from continuing operations	19.2	(6.3)	6.9	(2.9)
Income (loss) from discontinued operations, net of tax	2.7	(7.4)	(1.6)	(2.9)

Net income (loss)	21.9	(13.7)	5.3	(5.8)
Net loss attributed to noncontrolling interest	—	—	—	—

Net income (loss) attributable to Vangent	21.9%	(13.7)%	5.3%	(5.8)%

Vangent, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$27,194	$44,638
Trade receivables, net	122,940	109,846
Prepaid expenses and other assets	12,572	10,353
Assets of discontinued operations	329	15,036

Total current assets	163,035	179,873

Property and equipment, net	28,031	25,124
Intangible assets, net	150,847	151,860
Goodwill	297,076	268,212
Deferred tax asset	21,923	—
Deferred debt financing costs and other	8,823	8,433
Assets of discontinued operations	—	6,727

Total assets	$669,735	$640,229

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$1,401	$13,534
Accounts payable and accrued liabilities	80,672	64,849
Accrued interest payable	7,781	8,186
Deferred tax liability	—	5,628
Deferred revenue	7,964	3,976
Liabilities of discontinued operations	1,880	7,521

Total current liabilities	99,698	103,694

Long-term debt, net of current portion	405,353	406,832
Other long-term liabilities	5,453	7,194
Deferred tax liability	1,860	12,144
Liabilities of discontinued operations	—	502

Total liabilities	512,364	530,366

Total equity	157,371	109,863

Total liabilities and equity	$669,735	$640,229

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$40,003	$(34,008)
Loss from discontinued operations, net of tax	(12,228)	(16,794)

Income (loss) from continuing operations	52,231	(17,214)
Depreciation and amortization	34,798	31,883
Deferred income taxes	(32,591)	5,822
Impairment of goodwill and indefinite-life intangible asset	5,320	11,227
Other non-cash charges	3,398	3,208
Net changes in operating assets and liabilities, excluding effect of acquisition:
Trade receivables	5,177	14,401
Prepaid expenses and other assets	(338)	2,852
Accounts payable and other liabilities	4,788	(2,751)

Continuing operations, net	72,783	49,428
Discontinued operations, net	(1,892)	(9,041)

Net cash provided by operating activities	70,891	40,387

Cash flows from investing activities
Acquisition, net of cash acquired	(60,153)	—
Capital expenditures	(12,449)	(10,682)

Continuing operations, net	(72,602)	(10,682)
Discontinued operations, net	(516)	(5,101)

Net cash used in investing activities	(73,118)	(15,783)

Cash flows from financing activities
Repayment of senior secured term loan	(13,612)	—
Deferred debt financing costs and other	(2,192)	(188)

Net cash used in financing activities, continuing operations	(15,804)	(188)
Effect of exchange rate changes on cash and cash equivalents	(38)	34

Net increase (decrease) in cash and cash equivalents	(18,069)	24,450
Total cash and cash equivalents, beginning of year	45,584	21,134

Total cash and cash equivalents, end of year	27,515	45,584
Less: Cash and cash equivalents, discontinued operations	321	946

Cash and cash equivalents, continuing operations	$27,194	$44,638

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$38,548	$(23,593)	$40,003	$(34,008)
Provision (benefit) for income taxes	(37,084)	1,727	(31,486)	6,794
Interest expense, net of interest income	7,885	8,895	31,246	34,281
Depreciation and amortization	10,095	8,051	34,798	31,883

EBITDA	19,444	(4,920)	74,561	38,950
(Income) loss from discontinued operations, net of tax	(4,728)	12,637	12,228	16,794
Impairment of goodwill and indefinite-life intangible asset	5,320	11,227	5,320	11,227
Equity-based compensation expense	145	273	896	1,048
Management fee and expenses	298	315	1,278	1,289
Other	785	(84)	789	810

Adjusted EBITDA, excluding pro forma results of acquisition	$21,264	$19,448	$95,072	$70,118

EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under U.S. generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.
Adjusted EBITDA is a financial measure used to calculate the consolidated leverage ratio, one of the more restrictive financial covenants under the senior secured credit facility. Adjusted EBITDA, as defined in the senior secured credit facility, excludes (i) discontinued operations, (ii) impairment charges, (iii) equity-based compensation expense, (iv) management fee and expenses paid to Veritas Capital, and (v) other items as defined in the senior secured credit facility, including an adjustment to include the pre-acquisition EBITDA results of the acquired company for the calculation of the consolidated leverage ratio. The adjustment to EBITDA for the pre-acquisition results of Buccaneer was $6,574 for the year ended December 31, 2010, resulting in Adjusted EBITDA, including the pro forma results of Buccaneer, of $101,646 for the year ended December 31, 2010.
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